Exhibit 99.1 Press Release

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Visual Networks                                       Visual Networks
Angela Tandy                                          Mara G. Radis
Director, Investor Relations                          Director, Public Relations
301.296.2741                                          301.296.2728
atandy@visualnetworks.com                             mradis@visualnetworks.com
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       VISUAL NETWORKS' BOARD OF DIRECTORS APPOINTS PETER MINIHANE INTERIM
                               PRESIDENT AND CEO

                        Accepts Resignation of Elton King

Rockville, MD - August 27, 2002 - The Board of Directors of Visual Networks, Inc. (Nasdaq: VNWK) today announced that they have accepted the resignation of Elton King as president, chief executive officer and director and have appointed Peter Minihane, former Company executive and director, to the position of interim president and CEO. The appointment of Mr. Minihane will be effective immediately. Mr. King cited personal circumstances as the reason for tendering his resignation.

"On behalf of the board of directors, I would like to thank Elton for the significant contributions he has made in aligning the Company with current market conditions," said Scott Stouffer, Visual Networks' chairman of the board. "Elton has done an outstanding job and he is responsible for returning the Company to profitability and improving Visual Networks' overall financial position."

King, who joined Visual Networks in 2001, said, "We have worked very hard over the past 15 months to transform Visual Networks in ways that would ensure its long-term success. I am proud of the work we've done and of all that we've achieved. I wish Peter and the entire Visual Networks' family continued success."

Minihane, 53, has remained a director of Visual Networks since he stopped participating in the day-to-day operating activities of the company in January 2002. Prior to retiring from day-to-day operations, he held a number of positions during his five-year tenure including: executive vice president, chief operating officer, chief financial officer and treasurer. Mr. Minihane has over 30 years of financial and operational experience in the high-technology sector.

"Peter's proven track record and vast knowledge of this company make him the perfect choice to lead Visual Networks at this time," added Stouffer. "The Board is pleased that he has accepted this added

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responsibility and we're confident that his understanding of service provider requirements coupled with extensive operating experience will help to deliver continued customer and shareholder value."

In accepting the appointment as the interim president and chief executive officer, Minihane said, "The solid financial foundation Elton and the senior management team have established will provide an excellent platform for growth once this market recovers. From a personal perspective, I am excited about the opportunity, once again, to work with my friends and colleagues at Visual Networks. I am confident we will continue to provide the kind of industry leadership our employees, customers, and shareholders have come to expect."

Conference Call Details

In conjunction with this announcement, Visual Networks' management will host a conference call with investors and financial analysts today at 5:15 p.m. (ET). To participate in the teleconference, please call (913) 981-5509. Additionally a live web cast will be available at Visual Networks' web site at http://www.visualnetworks.com. Windows Media Player is required to hear the event.

An automatic playback of the call will be available from approximately 8:00 p.m.
(ET) on Tuesday, August 27, 2002 through 8:00 p.m. on Thursday, August 29, 2002. To listen to the replay, please call (719) 457-0820. The code to access the replay is 454010. Additionally, the conference call will be archived on the Investor Relations' section of Visual Networks' web site at visit http://www.visualnetworks.com.

About Visual Networks

Visual Networks has the broadest suite of proven performance management solutions for public and private communications networks and services. To find out how the world's leading service providers and enterprises are using Visual Networks' products to increase network reliability and revenues and dramatically reduce operational expenses and lower their total cost of ownership, visit http://www.visualnetworks.com or call 1-800-240-4010 for sales information.

Note To Investors

This press release contains forward-looking information within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and is subject to the safe harbor created by those sections. The forward-looking information is based upon current information and expectations regarding Visual Networks and its subsidiaries. These estimates and statements speak only as of the date on which they are made, are not guarantees of future performance, and involve certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results could materially differ from what is expressed, implied, or forecasted in such forward-looking statements.

Visual Networks assumes no obligation to update the information contained in this press release.

Visual Networks' future results may be impacted by risks associated with its accumulated deficit and uncertainty of future profitability and possible fluctuations in financial results, dependence on network service providers, substantial fixed operating costs, possible dilution to common stockholders,

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dependence on sales to key customers, including WorldCom, dependence on a sole-source subcontract manufacturer, potential delisting and reduced liquidity of its shares resulting from failure to meet the Nasdaq listing requirements, the potential triggering of early repayment of its debentures, the downturn in the telecommunications industry, long sales cycles, improvements to the infrastructure of the Internet, rapid technological change, growing competition from several market segments, errors in our products, dependence upon sole and limited source suppliers and fluctuations in component pricing, claims of patent infringement by third parties, failure to protect our intellectual property rights, dependence upon key employees, Visual Networks' future results may also be impacted by other risk factors listed from time to time in its SEC filings, including, but not limited to, the Company's Form 10-Qs and its Annual Report on Form 10-K.

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